OFFICE OF GENERAL COUNSEL
                                                                February 1, 1996
LINDA L. LILLEDAHL
Associate General Counsel
(608) 231-8588
FAX (608) 238-2472



Board of Trustees
Ultra Series Fund
2000 Heritage Way
Waverly, IA  50677

RE:      Rule 24f-2 Notice - Ultra Series Fund
         File No. 2-87775 - For the Period Ended 12/31/95

Ladies and Gentlemen:

This opinion letter pertains to the Rule 24f-2 Notice for the Ultra Series Fund, a registered investment company serving as an underlying investment vehicle for separate accounts of Century Life of America. It is my opinion that:

1. The Ultra Series Fund was organized under the laws of the state of Massachusetts and validly exists under those laws as an unincorporated voluntary association known as a business trust.

2. Shares of the Ultra Series Fund issued upon acceptance of purchase payments (and in accordance with the prospectus) are legally issued, fully paid, nonassessable shares of the Fund.

This opinion letter, or a copy thereof, may be used as an exhibit to Ultra Series Fund's Rule 24f-2 Notice.

                                              Sincerely,


                                              /s/ Linda L. Lilledahl
                                              Linda L. Lilledahl